Exhibit 32.1

CERTIFICATE OF

PRINCIPAL EXECUTIVE OFFICER

AND

PRINCIPAL FINANCIAL OFFICER

OF

RAVEN GOLD CORP.

I, Mike Wood, President, Chief Executive Officer and Acting Chief Financial Officer of Raven Gold Corp. (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the quarter ended October 31, 2008 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at October 31, 2008, and the results of the Company’s operations for the quarter ended October 31, 2008.

Date: January 13, 2009	/s/ Mike Wood

Mike Wood
President, Chief Executive Officer and
Acting Chief Financial Officer